                                LICENSE AGREEMENT


         This agreement ("Agreement") is between GAS RESEARCH INSTITUTE, an Illinois Not-For Profit Corporation having an office at 8600 West Bryn Mawr Avenue, Chicago, Illinois 60631 ("GRI"), and FUEL TECH, INC., a Massachusetts corporation, having a principal place of business at 1001 Frontenac Road, Naperville, Illinois 60563-1746 ("LICENSEE").

1        Background of Agreement.

1.1 Whereas, GRI is the owner, assignee, or licensee of certain intellectual property rights related to the FLGR(TM) Technology;

1.2 Whereas, LICENSEE desires to acquire a license for the FLGR(TM) Technology pursuant to the terms and conditions of this Agreement;

1.3 Whereas, GRI desires commercial exploitation of such intellectual property rights and is willing to grant a co-exclusive license to LICENSEE pursuant to the terms and conditions of this Agreement.

         Now, therefore, in consideration of the promises and covenants set forth below, GRI and LICENSEE (collectively the "Parties") agree as follows:

2        Definitions.

         For the purpose of this Agreement, the following terms shall have the meanings set forth below:

2.1 "GRI Patents" means those patent registrations and licensable patent applications, identified in Schedule A to which all right, title and interest has been assigned to GRI, including, where appropriate, all divisions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions thereof.

2.2 "GRI Technical Information" means the unpublished research and development information, unpatented manufacturing processes, specifications, operating procedures, unpatented commercial or industrial techniques, know-how and technical data, related to the FLGR(TM) Technology which are in GRI's possession and which are currently being evaluated for patentability.

2.3 "FLGR Technology" means a system of controlling Nitrogen Oxide emissions from coal fired boilers by the injection of natural gas in fuel-lean conditions as described in or that would infringe a claim of the GRI Patents and/or which embodies or incorporates GRI Technical Information.

2.4 "Effective Date" means the last date of signature of this Agreement by the Parties.

2.5 "Commercial Sale" means any sale, lease, or other transfer of a FLGR(TM) Technology system to an unaffiliated third party but excludes Demonstration Sales by LICENSEE.

2.6 "Demonstration Sale" means any sale, lease, or other transfer of a FLGR(TM) Technology system to an unaffiliated third party which is intended by joint agreement between GRI and LICENSEE to demonstrate the commercial capability of FLGR(TM) Technology on different types of combustion units.

2.7 "Improvements" means all improvements, enhancements, and modifications of the GRI Patents, GRI Technical Information, and/or FLGR
         Technology made or conceived by LICENSEE during the life of this Agreement.

2.8 "Customer/Sublicense" means any sublicense which includes the right to perform and use FLGR(TM) Technology, including the GRI Patents and GRI Technical Information, but which grants no rights to sublicense or further distribute, copy, or create derivative works. A
         "Customer/Sublicensee" is any entity to whom LICENSEE grants a sublicense pursuant to this Agreement.

2.9 "Site License" means a Customer/Sublicense granted by LICENSEE to a Customer/Sublicensee which grants the right to use FLGR(TM) Technology only on the boiler specifically identified in the sublicense and which cannot be assigned or transferred to any other boiler.

2.10 "AEFLGR" means a systems of controlling Nitrogen Oxide emissions from coal fired boilers by the injection of natural gas in fuel-lean conditions in combination with amine as described in or that would infringe a claim of the GRI patents and patent applications and/or which embodies or incorporates GRI trade secrets or proprietary information, the licensing of which is subject to a separate agreement.

3        License Grant.

3.1 License. For the Term of this Agreement, GRI grants to LICENSEE a worldwide, royalty-bearing, revocable, co-exclusive license under GRI Patents and GRI Technical Information to make, use, offer to sell, sell, lease, otherwise dispose of, or import FLGR(TM) Technology and to grant Site Licenses to their Customer/Sublicensees.

3.2 This license shall be co-exclusive to FUEL TECH, INC. and one other Licensee. GRI agrees that it will not grant any other license for the GRI Patents, the GRI Technical Information, or the FLGR(TM) Technology to any entity other than FUEL TECH, INC. and one other Licensee unless LICENSEE fails to meet the minimum Royalty requirements set out in Schedule B to this Agreement or this Agreement is terminated by Licensee or terminated for cause by GRI. GRI may require, however, that LICENSEE or the other Licensee grant a sublicense under the GRI Patents and GRI Technical Information to at most one other entity.

3.3 LICENSEE may implement the sale and installation of the FLGR(TM) Technology through sublicensees under sublicense agreements which shall give sublicensees the right to license the FLGR(TM) Technology under the same terms and conditions, except for the Minimum Cumulative Megawatt requirement, as LICENSEE has agreed to with GRI in this Agreement. LICENSEE shall ensure that all sublicense agreements granted under this Agreement do not contain provisions which would conflict with any of the other provisions of this Agreement and do include a provision requiring the sublicensee to indemnify GRI to the same extent as required of LICENSEE in this Agreement.

3.4 Any sublicense granted under Paragraph 3.3 above will require prior GRI approval. LICENSEE shall send the request for approval, including the proposed sublicense agreement, directly to GRI's Manager of Contract and License Management. Notwithstanding any such consent or concurrence, (1) GRI shall not bear any liability to LICENSEE or to any Sublicensee arising out of any act or omission of LICENSEE or any Sublicensee, and (2) any sublicensing by LICENSEE shall not relieve LICENSEE of any responsibility for the performance of the terms of this Agreement. Notwithstanding this Paragraph 3.4, LICENSEE does not need GRI approval to grant a Site License to a Customer/Sublicensee.

3.5 GRI agrees that the license granted to the other co-exclusive Licensee will be on the same terms as are specified in this Agreement. GRI agrees that it will not enter into another agreement granting a license to another party for the GRI Patents, the GRI Technical Information, or the FLGR(TM) Technology on more favorable terms than those specified in this Agreement. If, at any time during the Term of this Agreement, GRI enters into another agreement granting a license to another party for the GRI Patents, the GRI Technical Information, or the FLGR(TM) Technology on more favorable terms than those specified in this Agreement, then GRI shall promptly notify LICENSEE of the grant of such other license in writing, and LICENSEE shall have the option, exercisable by written election to GRI within sixty (60) days of such written notice, to adopt the more favorable terms of such other Agreement; provided, however, that such new terms shall be effective only after LICENSEE's written election to adopt such new agreement terms.

3.6 LICENSEE agrees that this license is limited to the rights expressly granted herein, and any rights not expressly granted herein are expressly reserved to GRI. Nothing contained within this section or elsewhere in this Agreement shall be construed as granting by implication, estoppel, or otherwise, any licenses or rights under patents of GRI other than GRI Patents and GRI Technical Information, except as expressly granted in this Agreement.

4        Confidentiality.

4.1 LICENSEE agrees that all GRI Patents and GRI Technical Information shall remain the property of GRI. LICENSEE agrees to keep all GRI patent applications and GRI Technical Information confidential. LICENSEE will advise each employee to whom it discloses GRI patent applications and GRI Technical Information as to the confidential nature of the GRI patent applications and GRI Technical Information.

4.2 LICENSEE agrees that all GRI Patents and GRI Technical Information shall not be disclosed to anyone outside of LICENSEE without the prior written consent of GRI, except to the extent necessary to Customer/Sublicensees of LICENSEE and/or third parties under written obligations of confidentiality. Upon a reasonable request by LICENSEE, GRI will not unreasonably withhold its consent to such disclosure.

4.3 The obligations of Paragraphs 4.1 and 4.2 above shall not apply to GRI Patents and GRI Technical Information which:

         (a) otherwise is or becomes publicly known through no fault of LICENSEE; or

         (b) was in LICENSEE's possession prior to its disclosure by GRI and not subject to an obligation of confidentiality; or

         (c) comes into LICENSEE's possession, without covenants of secrecy, from another party who is under no confidentiality obligation to GRI;

         (d) is independently developed by LICENSEE, including application research data owned by FUEL TECH, INC.;

         (e) is furnished to a third party by GRI without any obligation of confidentiality;

         (f) is explicitly approved for release by written authorization of GRI; or

         (g) is ordered to be disclosed by a court, government agency, or other entity of competent jurisdiction, provided LICENSEE gives timely written notice to GRI of such order.

4.4 GRI Patents or GRI Technical Information shall not be deemed to be within the foregoing exceptions merely because (1) it is specific and embraced by more general information in the public domain or in LICENSEE's possession; or (2) it is a combination which can be pieced together to reconstruct the GRI Patents or GRI Technical Information from multiple sources of information in the public domain, none of which shows the whole combination, its principle of operation, or its method of use.

5        Royalties.

5.1 In consideration for the license rights granted to LICENSEE by GRI pursuant to this Agreement, LICENSEE shall pay GRI a Royalty on all Commercial Sales (but not on Demonstration Sales) in accordance with Schedule B of this Agreement.

5.2 It is in the best interests of the Parties to maximize the commercial exploitation of the GRI Patents and GRI Technical Information licensed to LICENSEE pursuant to Section 3 of this Agreement. GRI agrees to cooperate with LICENSEE in the promotion of FLGR(TM) Technology at industry meetings, conventions, and individual customer visits, as well as in the preparation of brochures, pamphlets and other advertising materials, including web site references. In particular, GRI agrees that it will assist LICENSEE in the identification and choosing of sites suitable for implementation of the FLGR(TM) Technology and that it will share with LICENSEE its expertise in projecting fuel prices. GRI further agrees that it will designate John Pratapas to provide technical assistance to LICENSEE for so long as John Pratapas works for GRI and that if John Pratapas ceases to work for GRI, then GRI will designate a person with equivalent credentials to provide technical assistance to LICENSEE.

6        Patent Procurement, Maintenance and Improvements.

6.1 GRI shall have the initial right, with respect to domestic patent filings, to file, prosecute, control and maintain all of the GRI Patents and shall have the initial right to determine whether or not, and where, to file a patent application, to abandon the prosecution of any patent or patent application, file reissue or reexamination applications or to discontinue the maintenance of any patent or patent applications. GRI agrees that it will advise and consult with LICENSEE on and keep LICENSEE fully informed of the status of all of the GRI Patents and any and all patent applications filed by GRI on the GRI Technical Information and that it will give LICENSEE reasonable opportunity to make suggestions with regard to the filing, prosecution, and maintenance of patents and patent applications. If GRI elects not to file, prosecute, or maintain any patent or patent application, then GRI will give timely written notice to LICENSEE of its decision; LICENSEE and the other co-exclusive Licensee will then consult with one another and agree between themselves on which one will have the right to file, prosecute, and maintain any such patent or patent application or whether they will jointly file, prosecute, and maintain any such patent or patent application. If LICENSEE and the other co-exclusive Licensee cannot agree as to which one will have the right to file, prosecute, and maintain any such patent or patent application, then they shall have the right to jointly file, prosecute and maintain any such patent or patent application. GRI will cooperate with LICENSEE in the filing, prosecution, and maintenance of any such patents or patent applications.

6.2 LICENSEE and the other co-exclusive Licensee have the right to file patent applications in the European Patent Office for select countries within NATO Europe. LICENSEE and the other co-exclusive Licensee will consult with one another and agree between themselves as to which one will have the right to file, prosecute, maintain, and control those foreign patent applications. If LICENSEE and the other co-exclusive Licensee cannot agree as to which one will have the right to file, prosecute, maintain, and control any such foreign patent application, then they shall have the right to jointly file, prosecute, maintain, and control any such foreign patent application. LICENSEE will advise GRI within ninety days of the Effective Date of this Agreement for which countries it will file patent applications.

6.3 GRI agrees that any improvements, enhancements, and modifications of the GRI Patents, GRI Technical information, and/or FLGR(TM) Technology that it makes after the Effective Date of this Agreement, whether patented or unpatented, will be deemed automatically included within the license granted to LICENSEE by this Agreement. GRI and LICENSEE agree to consider an additional royalty to provide GRI a commercially reasonable return on its additional investment in any such improvement, enhancement, or modification to the extent that the same demonstrably adds commercial value to the rights licensed under this Agreement.

6.4 LICENSEE shall retain all of the right and title in and interest to any Improvements made by LICENSEE, and LICENSEE shall have the sole right to file, prosecute, maintain, and control any patent or patent applications on such Improvements. LICENSEE hereby grants a non-exclusive license to GRI and the other co-exclusive Licensee under any Improvements made by LICENSEE. The co-exclusive Licensee shall have the right to sublicense any Improvements licensed to it under this provision to its Customer/Sublicensees in its Site Licenses for a royalty that would provide LICENSEE a reasonable return on its additional investment in such Improvement to the extent that the same demonstrably adds commercial value to the rights licensed under this Agreement. GRI shall have the right to sublicense any Improvements licensed to GRI under this provision for a royalty that would provide LICENSEE a reasonable return on its additional investment in such Improvement to the extent that the same demonstrably adds commercial value to the rights licensed under this Agreement. As long as this License Agreement remains co-exclusive or exclusive, GRI shall not sublicense any such LICENSEE Improvements.

7        Acknowledgment of GRI, Patent Marking, Publicity.

7.1 Acknowledgement. LICENSEE shall include the following acknowledgment, or its functional equivalent, in its FLGR(TM)Technology literature, and/or marketing , and/or specification sheets: "This (insert name of product and/or process, etc.) was developed with the assistance of Gas Research Institute."

7.2 Patent Marking. LICENSEE shall identify the applicable patent number(s) of all GRI Patents on all FLGR(TM) Technology literature and specification sheets immediately upon issuance of the patent. If any patent applications are pending, LICENSEE shall place "Patent Pending" on all FLGR(TM) Technology literature and specification sheets until the last currently pending GRI patent applications have issued or are abandoned.

7.3 Publicity. LICENSEE may use the term "GRI LICENSEE" to describe or refer to its activities under this Agreement. LICENSEE shall use the term "GRI LICENSEE" only to designate or indicate to its Customer/Sublicensees that it is a LICENSEE of GRI Patents and GRI Technical Information and for no other purpose.

8        Warranty, Guarantee, and Limitation of Liability.

8.1 GRI warrants that it has title to the GRI Patents, that it has the requisite authority to convey the rights granted in the Agreement, and that, through the Effective Date of the Agreement, it has not abandoned any of the GRI Patents.

8.2 GRI warrants that a FLGR(TM) Technology system designed and installed in accordance with GRI Patents and/or GRI Technical Information will be free from claims of infringement of the United States and Canadian patents of any third party. GRI MAKES NO OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR PURPOSE OF FLGR(TM) TECHNOLOGY OR A FLGR(TM) TECHNOLOGY SYSTEM.

8.3 LICENSEE shall immediately notify GRI in writing of all infringement claims made and infringement suits commenced against LICENSEE because of its exercising any rights granted under this Agreement. So long as LICENSEE timely tenders to GRI the defense of any such claim or suit, GRI shall defend any such claim or suit that may be instituted for the alleged infringement, provided that LICENSEE cooperates fully with GRI in such defense. GRI agrees to indemnify LICENSEE against all costs of suit, attorneys' fees, or judgments that may be incurred by or entered against LICENSEE as a result of any such claim or suit. GRI shall have the right to control the defense and resolution of any such claim or suit. GRI shall not be bound by any compromise or settlement made in such claims or suits without its written consent. The indemnification and defense rights granted in this subparagraph are strictly limited to the rights granted in this Agreement and shall not apply to intellectual property developed by LICENSEE or a third party or controlled by LICENSEE through license with a third party.

8.4 Subject to the indemnification provision of Paragraph 8.3 above, LICENSEE's sole remedy for the breach by GRI of the above warranty shall be, at GRI's sole discretion, either: (i) the redesign of the FLGR(TM) Technology system to avoid any patent infringement claims;
         (ii) the purchase of any rights from a third party necessary for LICENSEE to continue to practice FLGR(TM) Technology; (iii) the bringing of an action to invalidate any patent claims of third parties upon which an infringement by FLGR(TM) Technology is alleged; or (iv) the return of any royalties paid to GRI by LICENSEE for FLGR(TM) Technology.

8.5 Performance Guarantee. If LICENSEE finds it necessary to guarantee the performance of FLGR(TM) Technology when applied to a Customer/Sublicensee's boiler of a type which has had limited FLGR(TM) Technology application experience, then, upon review by GRI of LICENSEE's proposal to the Customer/Sublicensee and GRI's agreement to the level of performance guaranteed, GRI will share equally with LICENSEE the cost of any such performance guarantee, including any payments LICENSEE is required to make on a letter of credit, a performance bond, and/or contract damages owed to a Customer/Sublicensee, up to a maximum commitment by GRI of eighty percent (80%) of GRI's portion of the Site License Fee for such boiler.

8.6 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOST PROFITS OR OTHER ECONOMIC LOSS, WHETHER ARISING FROM BREACH OF CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE.

9        Indemnification.

9.1. LICENSEE agrees to indemnify and save GRI harmless from and against any and all claims of any kind, including but not limited to liability for injury to persons and/or damage to property (including without limitation, environmental damage) and/or violations of law, arising out of or in connection with LICENSEE's manufacture, use, sale or other transfer of any FLGR(TM) Technology, including any and all expenses, costs, attorneys' fees, settlement, judgments, or awards incurred by GRI in the defense of any such claim or lawsuit, except as otherwise affirmatively assumed by GRI hereunder.

9.2 LICENSEE shall maintain appropriate liability insurance policies in an amount and for such time period as are required to fully satisfy the foregoing obligations of indemnification.

10       Infringement by Third Parties.

10.1 Notification. Each Party shall immediately notify the other Party in writing of suspected infringement(s) or misappropriation(s) of the GRI Patents and/or GRI Technical Information and shall inform the other Party of any evidence of such infringement(s) or misappropriation(s).

10.2 GRI shall have the first option and right to bring an action to enjoin the infringement and to recover damages against any third party against whom GRI has evidence of patent infringement. LICENSEE shall cooperate as necessary with GRI. All costs and expenses for such suit shall be borne by GRI, and GRI shall be entitled to retain all damages or other relief recovered in such litigation.

10.3 If GRI chooses not to bring such an action, GRI shall notify LICENSEE of its decision within thirty (30) days of receiving evidence of an infringement, after which LICENSEE and the other co-exclusive Licensee shall have the second option to bring an action to enjoin the infringement and to recover damages. GRI shall cooperate as necessary with LICENSEE. All costs and expenses for such suit shall be borne by LICENSEE, and LICENSEE shall be entitled to retain all damages or other relief recovered in such litigation.

10.4 No Party may compromise or settle with an infringer or misappropriator without prior notice to and prior written consent of the other Party, which consent shall not be unreasonbly withheld.

11       Term and Termination.

11.1 The Term of this Agreement shall begin from the Effective Date of this Agreement and shall continue for a period of five (5) years. LICENSEE has the option to extend the Term of this Agreement for an additional seven (7) years upon the negotiation of an additional minimum Royalty agreeable to both Parties.

11.2 LICENSEE may terminate this Agreement at any time upon sixty (60) days prior written notice to GRI.

11.3 If LICENSEE fails to pay the minimum Royalties required by Schedule B of this Agreement, then, upon written notice to LICENSEE, GRI has the option either to terminate this Agreement in its entirety or to convert the license granted in Section 3 of this Agreement from a co-exclusive license to a non-exclusive license.

11.4 If any Party shall be adjudged bankrupt, or become insolvent, or make an assignment for the benefit of creditors, or be placed in the hands of a receiver or a trustee in bankruptcy, the other Party may terminate this Agreement by giving sixty (60) days prior written notice to the other Party specifying the basis for termination. If within sixty (60) days after receipt of such notice, the Party who received notice shall remedy the condition forming the basis for termination, such notice shall cease to be operative, and this Agreement shall continue in full force.

11.5 Upon termination of this Agreement, LICENSEE agree: (1) that it will not use or sell FLGR(TM) Technology systems until expiration of the last of the GRI Patents, except that LICENSEE may sublicense the FLGR(TM) Technology from others, and (2) that it will promptly transfer to GRI all documents containing unpublished GRI Technical Information in its possession (including but not limited to videotapes, computer media, printed documents, and prototypes).

11.6 Effect of Termination. Termination of this Agreement shall not release LICENSEE from its obligation to pay GRI any unpaid Royalties which have accrued prior to the termination or which may accrue to GRI after the effective date of the termination from Commercial Sales made prior to the date of the termination.

12       Compliance with Export Restrictions.

12.1 LICENSEE acknowledges that the FLGR(TM) Technology system, and non-patented items and all related GRI Technical Information and materials referenced in this Agreement may be subject to export control under U. S. Export Administration Regulations. LICENSEE accepts and assumes all responsibility for compliance with United State and Territory export regulations with respect to their exportation. LICENSEE covenants and agrees to comply strictly with these regulations, to cooperate fully with GRI in any official or unofficial audit or inspection that relates to said regulations, and not to export, re-export, divert, transfer or disclose directly or indirectly, or permit the export of any item, component, or combination of an FLGR(TM) Technology system and/or non-patented items and/or GRI Technical Information and/or derivative products of non-patented items to any country for which the United States Export Administration Act of 1979 and the regulations issued thereunder, or any other United States law or regulation, requires export or re-export authorization or approval under a validated export license. LICENSEE will bear the expense of its compliance with all applicable United States laws and regulations in this connection without reimbursement or offset.

13       Taxes and Customs Duties, Storage and Transportation Charges.

13.1 LICENSEE acknowledges and agrees that GRI has no responsibility or liability for taxes or customs duties, harbor fees or storage or transportation charges, related in any way to FLGR(TM) Technology, non-patented items, or GRI's services or revenue, except that GRI shall bear all income taxes imposed on it with respect to the Royalty payments to be made pursuant to this Agreement. LICENSEE agrees to assume all responsibility for collection and/or payment of other taxes, including, without limitation, for value added taxes, sales taxes, use taxes, excise taxes, service taxes, customs duties, customs storage fees, without reimbursement by GRI or offset against Royalty payments to GRI, but excluding income taxes imposed on GRI with respect to the Royalty payments to be made pursuant to this Agreement.

14       General Provisions.

14.1 Force Majeure. Anything contained in this Agreement to the contrary notwithstanding, the obligations of the Parties shall be subject to all laws, both present and future, of any Government having jurisdiction over either Party, and to orders or regulations of any such Government, or any department, agency, or court thereof, and acts of war, acts of public enemies, strikes, or other labor disturbances, fires, floods, acts of God, or any causes of like kind beyond the control of the Parties, and the Parties shall be excused from any failure to perform any obligation under this Agreement to the extent such failure is caused by any such law, order, regulation, or contingency, but only so long as said law, order, regulation, or contingency continues.

14.2 Assignment. This Agreement may not be assigned in whole or in part by either Party without the prior written consent of the other Party, except that this Agreement may be assigned to a wholly-owned subsidiary of a Party. Any assignment made without such consent, other than an assignment to a wholly-owned subsidiary of a Party, shall be considered void ab initio.

14.3 Notices. All notices and demands required or permitted to be given under this Agreement shall be in writing and shall be served by facsimile, personal service, or by mail at the address of the receiving Party set forth below (or at such different address as may be designated by such Party by written notice to the other Party). All notices or demands by mail shall be by first class, certified or registered mail, return receipt requested, or by nationally-recognized private express courier, and shall be deemed received within five (5) days of mailing by the other Party.

         (a)  Gas Research Institute
              8600 West Bryn Mawr Avenue
              Chicago, IL 60631
                       Attn: Janice E. Pastryk
                             Contract and License Management

         (b)  Fuel Tech, Inc.,
              1001 Frontenac Road
              Naperville, Illinois 60563-1746
                       Attn: Roy A. Johnson
                             Vice President of Business Development

14.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, EXCLUDING ITS CONFLICT OF LAW PRINCIPLES. GRI and LICENSEE shall attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in the spirit of mutual friendship and cooperation. If such attempts fail, then the dispute shall first be submitted to a mutually acceptable neutral advisor for mediation, fact-finding, or other form of alternate dispute resolution (ADR) selected by the Parties. No Party may unreasonably withhold acceptance of such an advisor, and his or her selection must be made within 45 days after written notice by one Party demanding the use of ADR. The cost of such mediation or other ADR procedure shall be shared equally among GRI and LICENSEE. Any dispute which the Parties cannot resolve within six months of the date of the initial demand by any Party for mediation or another ADR procedure shall be finally determined by a court of competent jurisdiction located within the State of Illinois. The use of an ADR procedure under this section shall not be construed (under such doctrines as laches, waiver, or estoppel) to have affected adversely any Party's ability to pursue its legal remedies, and nothing in this section shall prevent any Party from resorting to judicial proceedings if (1) good faith efforts to resolve a dispute under these procedures have been unsuccessful or (2) interim resort to a court is necessary to prevent serious and irreparable injury to any Party or to others.

14.5 No Waiver For Failure to Enforce Other Rights, Cumulative Remedies. The failure of either Party to give notice of nonperformance or to enforce or exercise any covenant, right or remedy at law or equity, will not constitute a waiver of the covenant, right or remedy, or preclude either Party from exercising same thereafter.

14.6 Schedule. All schedules to this Agreement, previously designated as Schedule A and B respectively, are incorporated herein and expressly made a part of this Agreement.

14.7 Severability. If any provision or part of any provision of this Agreement is adjudged by a court to be invalid, void, or unenforceable, it shall be deemed omitted and the Parties agree that the remainder of the Agreement shall not be affected and shall remain in force and effect.

14.8 Rule of Construction. The Parties acknowledge that both have contributed to this Agreement's contents and they agree that no provision of this Agreement should be construed against either Party as the drafter.

14.9 Survival of Certain Provisions. The warranties, indemnification, confidentiality, obligation to pay accrued Royalties, limitation of liability, and choice of law obligations set forth in this Agreement shall survive the termination of the Agreement by either Party for any reason.

14.10 Headings. The titles and headings of the various sections and paragraphs in this Agreement are intended solely for convenience of reference and are not intended for any other purpose to explain, modify or place any construction upon any of the provisions of this Agreement.

14.11 Relationship of the Parties. Nothing herein shall be deemed to create a joint venture or partnership or agency relationship between the Parties. No Party shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, except as provided for in this Agreement or as authorized in writing by a duly authorized agent of the Party to be bound.

14.12 All Amendments in Writing. It is agreed that no supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by duly authorized representatives of both Parties to this Agreement.

14.13 Entire Agreement. The Parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the Parties and supersedes all previous communications, oral or written, express or implied and all other communications between them relating to the license and to the subject matter. No representatives or statements of any kind made by either Party, which are not expressly stated, shall be binding on such Party.

IN WITNESS WHEREOF, the Parties have executed the foregoing Agreement.


FUEL TECH, INC.                             GAS RESEARCH INSTITUTE


By: /s/ Steven C. Argabriight                By: /s/ W. H. Kockenmeister
    --------------------------                   ---------------------------
    Steven C. Argabright                         Willian H. Kockenmeister
    President                                    Vice President and
                                                 General Counsel

     November 16, 1998                              11/18/98
   ---------------------------                   ---------------------------
        Date Signed                                     Date Signed

(66382/pgc)

                                   SCHEDULE A

                                   GRI PATENTS

         GRI Patents include the following list of U.S. and Canadian Patents and Pending Patent applications, as follows:

----------------------------------------------------------------------------------------------------------------
                                   Patents and Patent Applications (7/23/98)
----------------------------------------------------------------------------------------------------------------
        Patent/application #         Title and Description
----------------------------------------------------------------------------------------------------------------
1       US 4,779,545 (1988)          Apparatus and Method of Reducing Nitrogen Oxide Emission
----------------------------------------------------------------------------------------------------------------
        CA 1,316,329                 Pulse Injection of fuel to form fuel-rich eddies where NO is reduced.
                                     Injection 2100-2400F.  No OFA. This is the earliest patent establishing a basis for the FLGR approach.
----------------------------------------------------------------------------------------------------------------
2       US 5,078,064 (1992)          Apparatus and Method of Lower NOx Emission Using Diffusion Process
----------------------------------------------------------------------------------------------------------------
        CA 2,038,796                 Pulses of 4,779,545 patent not required.  Effect can be achieved through
                                     diffusion processes.   Recently reexamined at GRI's request.  CIP filed
                                     to modify language.
----------------------------------------------------------------------------------------------------------------
3       US 5,181,475 (1993)          Apparatus and Process for Control of Nitric Oxide Emission from
                                     Combustion Devices Using Vortex Rings and the Like
----------------------------------------------------------------------------------------------------------------
        CA appl                      Describes the use of vortex rings to control mixing in process described
        2,088,659                    in 064 patent
----------------------------------------------------------------------------------------------------------------
4       US appl 07/608,718 and CIP   Apparatus and Method for Reducing NOx Emissions
        appls
        08/697,338 and  09/087,074
----------------------------------------------------------------------------------------------------------------
        CA appl 2,036,612            Various nozzles and gas injection methods for affecting diffusion of the natural gas for FLGR process
----------------------------------------------------------------------------------------------------------------
5       US 5,655,899  (1997)         Apparatus and Method for NOx Reduction By Controlled Mixing of Fuel Rich
                                     Jets in Flue Gas
----------------------------------------------------------------------------------------------------------------
                                     Device for introducing gas and controlling jet momentum
----------------------------------------------------------------------------------------------------------------
6       US appl 08/507,928           Apparatus and Method for NOx Reduction by Selective Injection of Natural
        Filed 7/95                   Gas Jets in Flue Gas
----------------------------------------------------------------------------------------------------------------
                                     Beneficial NOx reduction by injecting hydrocarbon fuel in high NOx regions of furnace. NOA 9/97. Was supposed to be transferred from CNG to
                                     GRI originally. Unavoidably abandoned. CNG petitioned to revive 4/98.
----------------------------------------------------------------------------------------------------------------
7       US appl 08/908,824 Filed     Nitrogen Oxide Reduction by Gaseous Fuel Injection in Low Temperature,
        8/8/97                       Overall Fuel-Lean Flue Gas
----------------------------------------------------------------------------------------------------------------
                                     teaches application of FLGR process originally disclosed in US 5,078,064
----------------------------------------------------------------------------------------------------------------

         By jointly signed amendment to this Agreement the Parties may add or delete patents to those initially listed above.

             THIS INFORMATION IS CONFIDENTIAL AND SHOULD BE TREATED
                 ACCORDINGLY UNTIL THE RESPECTIVE PATENTS ISSUE.

                                   SCHEDULE B


                                    ROYALTIES


1. In consideration of the license grant set forth in Section 3 of this Agreement, LICENSEE shall pay to GRI a royalty ("Royalty") from the Commercial Sale of FLGR(TM) Technology equal to * percent ( * %) of the Site License Fee calculated pursuant to the Site License Fee Schedule set forth below. LICENSEE shall retain the remaining * percent ( * %) of the Site License Fee.

                            Site License Fee Schedule

--------------------------------------------------------------------------------
                       Utility Boiler Site License Fees
--------------------------------------------------------------------------------
                 Boiler Size                                 FLGR
--------------------------------------------------------------------------------
                  <= 100 MW                                 $ * /KW
--------------------------------------------------------------------------------
                  101-200 MW                                $ * /KW
--------------------------------------------------------------------------------
                  201-300 MW                                $ * /KW
--------------------------------------------------------------------------------
                 301- 400 MW                                $ * /KW
--------------------------------------------------------------------------------
                  401-500 MW                                $ * /KW
--------------------------------------------------------------------------------
                  => 501 MW                                 $ * /KW
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                      Industrial Boiler Site License Fees
--------------------------------------------------------------------------------
                 Boiler Size                                 FLGR
--------------------------------------------------------------------------------
                 Minimum Fee                                  $ *
--------------------------------------------------------------------------------
               <= 250 MMBTU/HR                           $ * /MMBTU/hr
--------------------------------------------------------------------------------
              251 - 500 MMBTU/hr                         $ * /MMBTU/hr
--------------------------------------------------------------------------------
             501 - 1000 MMBTU/hr                         $ * /MMBTU/hr
--------------------------------------------------------------------------------
             1001 - 2000 MMBTU/hr                        $ * /MMBTU/hr
--------------------------------------------------------------------------------
             2001 - 3000 MMBTU/hr                        $ * /MMBTU/hr
--------------------------------------------------------------------------------
             3001 - 4000 MMBTU/hr                        $ * /MMBTU/hr
--------------------------------------------------------------------------------
             4001 - 5000 MMBTU/hr                        $ * /MMBTU/hr
--------------------------------------------------------------------------------
            5001 - 10000 MMBTU/hr                        $ * /MMBTU/hr
--------------------------------------------------------------------------------

* INFORMATION OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT: SUCH INFORMATION HAS BEEN FILED SEPARATELY.

2. For the purposes of computing Site License Fees under the Site License Fee Schedule, multiple boilers for the same Customer/Sublicensee may be grouped together for purposes of sizing the applicable Site License Fee if the Customer/Sublicensee contracts to buy more than one Site License and the FLGR(TM) Technology systems are built and the applicable Site License Fees paid within a period of three years. If, however, the Customer/Sublicensee does not build or pay the applicable Site License fee within a period of three years, then the Customer/Sublicensee will become obligated to pay the difference between the discounted Site License Fee and the Site License Fee that the Customer/Sublicensee would have paid had it committed only to the number of FLGR(TM) Technology systems it actually built.

3.  *
    * INFORMATION OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT: SUCH INFORMATION HAS BEEN FILED SEPARATELY.

4. Notwithstanding the Site License Fee Schedule set out above, LICENSEE may, from time to time, recommend to GRI that a Customer/Sublicensee be offered the option of paying for FLGR(TM) Technology pursuant to an alternate Royalty calculation and not pursuant to the Site License Fee Schedule, and GRI agrees to consider such alternate Royalty calculations. LICENSEE will recommend an alternative Royalty calculation only when, in LICENSEE's reasonable commercial judgment, the Customer/Sublicensee is unlikely to consider buying FLGR(TM) Technology unless offered such an alternative.

5. GRI agrees that when a Customer/Sublicensee has already purchased and installed as of the date of this Agreement Fuel Tech Inc.'s NOxOUT(R)technology, GRI will receive a Royalty from a Commercial Sale of FLGR(TM) Technology to that Customer/Sublicensee that is equal to fifty percent (50%) of the Site License Fee calculated pursuant to the Site License Fee Schedule and the Customer/Sublicensee will receive a Site License to operate its system as either a FLGR(TM)Technology system or an AEFLGR(TM)Technology system. After the effective date of this Agreement, if a Customer/Sublicensee installs a NOxOUT(R)system from LICENSEE and installs a FLGR(TM)Technology system within eighteen (18) months thereafter of installing that NOxOUT(R)system, and if the Customer/Sublicensee intends to operate the system as taught by GRI's AEFLGR(TM)patent(s), then GRI shall receive a royalty for the sale of the FLGR(TM)Technology system to that Customer/Sublicensee that is calculated on the basis of the Site License Fee Schedule contained in the AEFLGR(TM)License Agreement, and the Customer/Sublicensee will receive a Site License to operate its system as either a FLGR(TM)Technology system or an AEFLGR(TM)Technology system. If a Customer/Sublicensee installs a NOxOUT(R)system from LICENSEE and installs a FLGR(TM)Technology system more than eighteen (18) months after installing that NOxOUT(R)system, then GRI shall receive a royalty for the sale of the FLGR(TM)Technology system to that Customer/Sublicensee that is calculated on the basis of the Site License Fee Schedule contained in this License Agreement, and the Customer/Sublicensee will receive a Site License to operate its system as either a FLGR(TM)Technology system or an AEFLGR(TM)Technology system.


6. For each calendar year indicated below, LICENSEE agrees to use its reasonable best efforts to sell, lease, or otherwise transfer sufficient FLGR(TM) Technology systems for the following Minimum Cumulative Megawatts (based on the boiler nameplate megawatt capacity, excluding Demonstration Sales, to which the FLGR(TM) Technology is applied):


         Year                               Minimum Cumulative Megawatts
         ----                               ----------------------------

         1999                                        *
         2000                                        *
         2001                                        *
         2002                                        *
         2003                                        *

* INFORMATION OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT: SUCH INFORMATION HAS BEEN FILED SEPARATELY.

     The Minimum Cumulative Megawatts are a cumulative total, running from year to year, of all boiler nameplate megawatt capacity to which the FLGR(TM) Technology is applied, through sale, lease, or other transfer, excluding Demonstration Sales, by LICENSEE. LICENSEE shall receive credit towards the calculation of the Minimum Cumulative Megawatts required under the terms of this Agreement for the boiler nameplate megawatt capacity of an AEFLGR(TM) Technology system sold under FUEL TECH INC.'s AEFLGR(TM) Technology license from GRI.

 7. At the end of each calendar year during the term of this Agreement, LICENSEE shall pay to GRI a minimum Royalty equivalent to the difference between the Minimum Cumulative Megawatts indicated above and the actual cumulative megawatts sold through the current year of the Agreement. If LICENSEE fails to pay the minimum Royalty as required, then, upon written notice to LICENSEE, the license granted in Section 3 of this Agreement shall terminate.

 8. It is in the best interests of the Parties to maximize the commercial exploitation of the GRI Patents and the GRI Technical Information. To achieve the most effective commercial exploitation of the FLGR(TM) Technology, LICENSEE shall propose appropriate Demonstration Sales of the FLGR(TM)Technology. GRI shall not unreasonably withhold its approval of the proposed Demonstration Sales. No Royalty payments shall be due on such Demonstration Sales. LICENSEE and GRI agree that such Demonstration Sales shall include new and different applications of the FLGR(TM)Technology, including but not limited to the application of the FLGR(TM) Technology to the following types of boilers: a cyclone boiler with over-fire air, a wet-bottom boiler, a wall-fired boiler, a tangentially-fired boiler, an opposed-wall-fired boiler, and a boiler with a total megawatt capacity of 500 MW or above.

 9. Notwithstanding anything to the contrary in this Agreement, if the GRI Patents are invalidated, then LICENSEE's obligation to make Royalty payments shall cease and this Agreement shall terminate.

10. Within forty-five (45) days of the close of each fiscal quarter of LICENSEE, beginning with the first close of a fiscal quarter following the Effective Date, LICENSEE shall make the Royalty payments due under this Agreement to GRI for all Site License Fees received by LICENSEE during that quarter on Commercial Sales of the FLGR(TM)Technology, or LICENSEE shall certify to GRI that it has made no Commercial Sales of the FLGR(TM) Technology. All Royalty payments shall be made in U.S. dollars. LICENSEE shall attach a statement to its payment indicating the size and location of the boiler to which each Customer/Sublicense applies, the applicable Site License Fee per boiler, the total megawatts for the number of FLGR(TM)Technology systems sold, leased, or otherwise transferred to date by year, and such other information as GRI may reasonably request from time to time.

11. Interest on Late Payments. Royalty payments provided for in this Agreement, when overdue, shall bear interest at a rate per annum equal to two percent (2%) in excess of the "Prime Rate" published by "The Wall Street Journal" on the due date for such Royalty payment. This interest charge shall commence on the day after the due date and shall continue until payment is received by GRI. The foregoing notwithstanding, if a royalty payment is more than sixty (60) days past due, GRI may, at its sole option, deem such late payment to be a material breach of this Agreement.

12. Records, Audit. LICENSEE agrees to maintain adequate books and accounting records relating to the Royalties due. Such books and records shall be available for GRI to audit and analyze by GRI's internal accountants, or at GRI's discretion by GRI's independent accounting firm. These audits will be paid for by GRI. Any such audit shall be permitted during business hours within thirty (30)days of receipt of GRI's written request. GRI may conduct such an audit on an annual basis but not more than once a year. LICENSEE must maintain such records during the term of this Agreement and for a period of two (2) years thereafter. LICENSEE shall incorporate a similar provision into all sublicense agreements, permitting GRI to conduct reasonable and periodic audits of the sublicensee's books and records.

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